FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 6, 2013

CenturyTouch Ltd, Inc.
(Name of small business issuer in its charter)

Delaware	6500	46-1585936
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Eric YK Wong
Chief Executive Officer
Stanton House
31 Westgate
Grantham NG31 6LX
Tel: 01476 591111
(Address and telephone number of registrant's principal executive offices and principal place of business)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
38730 Sky Canyon Drive – Ste A
Murrieta, CA 92563
PHONE 323-799-1342
jillian@jilliansidoti.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by CenturyTouch Ltd, Inc., a Delaware corporation, in connection with the items described below.

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) On August 6, 2013 CenturyTouch Ltd, Inc. (the “Company”) received notification from Stan J.H. Lee (“Lee”) that Lee had resigned as the independent registered public accounting firm of the Company.  The Company accepted this resignation.

The reports of Lee regarding the Company’s financial statements as of June 30, 2012 and the statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from Inception through June 30, 2012 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.  The reports of Lee, however, stated that there is substantial doubt about the Company’s ability to continue as a going concern.

During the Company's two most recent fiscal years and any subsequent interim period through the date of resignation, there were no disagreements with Mr. Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b) The Board of Directors of the Company resolved to engage the independent registered public accounting firm of Bongiovanni and Associates (“Bongiovanni”), the Company’s new independent registered public accountants, which appointment Bongiovanni has has accepted with the dismissal of Lee.

During the two most recent fiscal years and the interim period preceding the engagement of Bongiovanni, the Company has not consulted with Mr. Lee regarding either: (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by Bongiovanni or (iii) any other matter that was the subject of disagreement between the Company and its former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

16.1	Letter from Auditor

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CenturyTouch Ltd, Inc.

Date: January 14, 2014	By:	/s/ Dr. Y.K. Wong
Dr. Y.K. Wong
President and Director

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